Exhibit 99.1

Rainbow National Services LLC and Subsidiaries

Consolidated Financial Statements

December 31, 2006 and 2005 and For The

Years Ended December 31, 2006, 2005 and 2004

Independent Auditor’s Report

The Board of Directors

Rainbow National Services LLC:

We have audited the accompanying consolidated balance sheets of Rainbow National Services LLC and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, member’s deficiency and cash flows for each of the years in the three-year period ended December 31, 2006.  In connection with our audits of the consolidated financial statements, we also have audited the related consolidated financial statement schedule (Schedule II, Valuation and Qualifying Accounts).  These consolidated financial statements and the accompanying consolidated financial statement schedule are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements and the consolidated financial statement schedule based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Rainbow National Services LLC has operated as an integral part of Cablevision.  As described in Notes 1, 6 and 7, these consolidated financial statements have been derived from the consolidated financial statements and accounting records of Cablevision and reflect certain assumptions and allocations.  The financial position, results of operations and cash flows of Rainbow National Services LLC could differ from those that might have resulted had Rainbow National Services LLC been operated autonomously or as an entity independent of Cablevision.

As discussed in Note 1 to the accompanying consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, as of January 1, 2006.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rainbow National Services LLC and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related consolidated financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP
Melville, New York
March 2, 2007

Rainbow National Services LLC and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31,
	2006	2005

ASSETS
Current Assets:
Cash and cash equivalents	$7,919	$148,002
Accounts receivable, trade (less allowance for doubtful accounts of $4,066 and $4,150)	124,729	112,191
Accounts receivable-affiliates, net	1,835	2,106
Feature film inventory, net	109,109	101,584
Prepaid expenses and other current assets	11,340	11,500
Deferred tax asset	5,997	1,738
Total current assets	260,929	377,121

Property and equipment, net of accumulated depreciation of $30,159 and $28,377	19,890	9,256
Feature film inventory, net	352,059	355,732
Deferred carriage fees, net	145,113	157,383
Deferred financing costs, net of accumulated amortization of $5,403 and $4,433	19,431	23,063
Affiliation agreement intangibles, net of accumulated amortization of $319,676 and $274,602	277,480	322,554
Other intangible assets, net of accumulated amortization of $45,037 and $34,395	54,414	65,056
Excess costs over fair value of net assets acquired	52,586	24,961
Other assets	16,922	16,306
	$1,198,824	$1,351,432
LIABILITIES AND MEMBER’S DEFICIENCY
Current Liabilities:
Accounts payable	$8,872	$11,841
Accrued liabilities:
Interest	33,715	29,851
Employee related costs	13,294	4,929
Deferred carriage fees payable	41,361	38,569
Other accrued expenses	6,790	6,954
Accounts payable to affiliates, net	13,056	16,766
Feature film rights payable	98,992	88,176
Deferred revenue	8,525	4,620
Capital lease obligations	639	1,592
Bank debt	—	6,000
Total current liabilities	225,244	209,298

Feature film rights payable	305,276	328,609
Deferred tax liability, net	104,584	105,517
Capital lease obligations	10,868	—
Senior notes	298,476	298,207
Senior subordinated notes	497,011	496,621
Bank debt	510,000	589,500
Other liabilities	17,814	39,368
Total liabilities	1,969,273	2,067,120
Commitments and contingencies
Member’s deficiency	(770,449)	(715,688)

	$1,198,824	$1,351,432

See accompanying notes to

 consolidated financial statements.

Rainbow National Services LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands)

	Years Ended December 31,
	2006	2005	2004

Revenues, net	$601,698	$557,568	$523,280

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	175,168	165,543	143,906
Selling, general and administrative	167,783	145,821	150,741
Depreciation and amortization	61,496	61,016	71,703
	404,447	372,380	366,350

Operating income	197,251	185,188	156,930

Other income (expense):
Interest expense	(125,195)	(121,166)	(41,639)
Interest income	3,840	3,875	336
Write-off of deferred financing costs	(6,084)	—	—
Miscellaneous, net	(48)	246	(24)
	(127,487)	(117,045)	(41,327)

Income before income taxes	69,764	68,143	115,603
Income tax expense	(26,634)	(23,383)	(48,662)
Income before cumulative effect of a change in accounting principle	43,130	44,760	66,941
Cumulative effect of a change in accounting principle, net of taxes	(121)	—	—
Net income	$43,009	$44,760	$66,941

See accompanying notes to

 consolidated financial statements.

Rainbow National Services LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF MEMBER’S DEFICIENCY

(Dollars in thousands)

Balance, January 1, 2004	$619,073
Capital contributions	60,709
Capital distributions	(1,717,547)
Net income	66,941

Balance, December 31, 2004	(970,824)
Capital contributions	385,943
Capital distributions	(175,567)
Net income	44,760

Balance, December 31, 2005	(715,688)
Capital contributions	71,030
Capital distributions	(168,800)
Net income	43,009

Balance, December 31, 2006	$(770,449)

See accompanying notes to

consolidated financial statements.

Rainbow National Services LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Years Ended December 31,
	2006	2005	2004

Cash flows from operating activities:
Income before cumulative effect of a change in accounting principle	$43,130	$44,760	$66,941
Adjustments to reconcile income before cumulative effect of a change in accounting principle to net cash provided by operating activities:
Depreciation and amortization	61,496	61,016	71,703
Cablevision share-based compensation expense allocations	10,749	1,212	2,447
Amortization of feature film inventory	111,530	104,231	85,686
Write-off of feature film inventory	—	—	297
Amortization of deferred carriage fees	21,047	16,594	16,657
Amortization and write-off of deferred financing costs, discounts on indebtedness and other deferred costs	9,826	3,883	1,536
Net recoveries of doubtful accounts	(84)	(570)	(2,350)
Deferred income tax benefit	(14,651)	(8,043)	(5,192)
Changes in assets and liabilities:
Accounts receivable, trade	(12,454)	(8,411)	(13,155)
Accounts receivable-affiliates, net	271	(504)	18,256
Prepaid expenses and other assets	(456)	(1,079)	(20,768)
Feature film inventory	(115,382)	(124,466)	(191,957)
Deferred carriage fees	(8,777)	(81,131)	(10,440)
Accounts payable and accrued expenses	15,054	(13,053)	38,015
Accounts payable-affiliates, net	34,676	34,096	52,291
Feature film rights payable	(10,700)	17,091	116,047
Deferred carriage payable	(17,208)	45,255	5,514
Other long-term liabilities	(1,260)	9,049	(638)
Net cash provided by operating activities	126,807	99,930	230,890

Cash flows from investing activities:
Payment for note receivable and advances — affiliate	—	—	(152,013)
Capital expenditures	(5,219)	(1,201)	(1,003)
Net cash used in investing activities	(5,219)	(1,201)	(153,016)

Cash flows from financing activities:
Capital distributions to parent	(168,800)	(20,000)	(1,366,150)
Additions to deferred financing costs	(5,535)	—	(27,496)
Proceeds from bank debt	538,000	—	600,000
Repayment of bank debt	(623,500)	(4,500)	—
Issuance of senior notes	—	—	297,837
Issuance of senior subordinated notes	—	—	496,085
Principal payments on capital lease obligations	(1,836)	(1,624)	(2,853)
Net cash used in financing activities	(261,671)	(26,124)	(2,577)

Net increase (decrease) in cash and cash equivalents	(140,083)	72,605	75,297

Cash and cash equivalents at beginning of year	148,002	75,397	100

Cash and cash equivalents at end of year	$7,919	$148,002	$75,397

See accompanying notes to

consolidated financial statements.

Rainbow National Services LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)

NOTE 1.                BUSINESS

Nature of Operations

In July 2004, Cablevision Systems Corporation (“Cablevision”) formed Rainbow National Services LLC (the “Company”).  Rainbow Programming Holdings LLC (“Rainbow Programming Holdings”), an indirect wholly owned subsidiary of Cablevision, owns 100% of the membership interests in the Company.  The Company is a holding company with no independent operations of its own.  Its subsidiaries include entities that principally own nationally distributed 24-hour entertainment services operated as integral parts of Cablevision, including AMC, WE tv (formerly WE: Women’s Entertainment) and IFC.  The Company’s consolidated financial statements have been derived from the consolidated financial statements and accounting records of Cablevision and reflect certain assumptions and allocations (see notes 6 and 7).  The financial position, results of operations and cash flows of the Company could differ from those that might have resulted had the Company been operated autonomously or as an entity independent of Cablevision.

In August 2004, the common equity membership interests of American Movie Classics Company LLC (“AMC LLC”) and its wholly owned subsidiaries (including WE: Women’s Entertainment LLC (“WE LLC”)) and The Independent Film Channel LLC (“IFC LLC”) and its wholly owned subsidiaries were contributed to the Company.  For accounting purposes, this transaction was treated as a reorganization of entities under common control in a manner similar to a pooling of interests whereby the assets and liabilities were transferred at historical cost.  Accordingly, the accompanying consolidated financial statements reflect the operations of the Company as if the transaction occurred on January 1, 2004.

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and with the instructions to Form 10-K and Regulation S-X of the Securities and Exchange Commission (“SEC”) for annual financial information as required by the Company’s indentures (see note 4) even though the Company is not a reporting company under the Securities Exchange Act of 1934.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries.  All significant intercompany transactions and balances have been eliminated in consolidation.

Revenue Recognition

The Company recognizes affiliate fee revenue from cable system operators, direct broadcast satellite operators and telecommunication companies as programming is provided.  Advertising revenues are recognized when commercials are aired in accordance with the broadcast year which ends on the last Sunday on or prior to December 31st.  The broadcast years ended December 31,

2005 and 2004 included 52 weeks and in 2006, the broadcast year included 53 weeks.  In some advertising sales arrangements, the Company’s programming businesses guarantee specified viewer ratings for their programming.  For these types of transactions, a portion of such revenue is deferred if the guaranteed viewer ratings are not met and is subsequently recognized either when the Company provides the required additional advertising time, the guarantee obligation contractually expires or performance becomes remote.

Multiple-Element Transactions

If there is objective and reliable evidence of fair value for all elements of accounting in a multiple-element arrangement, the arrangement consideration is allocated to the separate elements of accounting based on relative fair values.  There may be cases in which there is objective and reliable evidence of the fair value of undelivered items in an arrangement but no such evidence for the delivered items.  In those cases, the Company utilizes the residual method to allocate the arrangement consideration.  Under the residual method, the amount of consideration allocated to the delivered items equals the total arrangement consideration less the aggregate fair value of the undelivered items.

The Company together with other subsidiaries of Cablevision, may enter into affiliation agreements which are documented in one or more contracts; however negotiated contemporaneously.  Amounts paid/received by other subsidiaries of Cablevision or the Company may differ from the amounts that would have been paid/received if such arrangements were negotiated separately.  Where Cablevision has incurred a cost incremental to fair value and the Company has received a benefit incremental to fair value from these negotiations in the form of increased affiliation fee revenues, Cablevision charges the Company for the incremental amount.  Likewise, where the Company has incurred a cost incremental to fair value and Cablevision has received a benefit incremental to fair value from these negotiations in the form of decreased programming costs, the Company charges Cablevision for the incremental amount. Judgments made in determining fair value impact the amount and period in which revenues are recognized over the term of the affiliation agreement.  In determining fair value, the Company refers to historical transactions or comparable cash transactions.

Technical and Operating Expenses

Costs of revenue related to sales of programming services including, but not limited to, license fees, amortization of film inventory, and production costs, are classified as “technical and operating” expenses in the accompanying consolidated statements of income.

Advertising Expenses

Advertising costs are charged to expense when incurred.  Advertising costs were $44,189, $45,286 and $53,625 for the years ended December 31, 2006, 2005, and 2004, respectively.

Accounts Receivable

The Company periodically assesses the adequacy of valuation allowances for uncollectible accounts receivable by evaluating the collectibility of outstanding receivables and general factors such as length of time individual receivables are past due, historical collection experience, and the economic and competitive environment.

Feature Film Programming Rights

Rights to feature film inventory acquired under license agreements along with the related obligations are recorded at the contract value when a license agreement is executed or the license period has begun, unless there is uncertainty with respect to either cost, acceptability or availability, then when the uncertainty is resolved.  Costs are amortized to technical and operating expense on a straight-line basis over the respective license periods.  The Company periodically reviews the programming usefulness of its feature film inventory based on a series of factors, including ratings, type and quality of program material, standards and practices, and fitness of exhibition based on the programming of the individual programming service.  If it is determined that substantially all of the films in a film license agreement have no future programming usefulness and will no longer be exploited, a write-off for the portion of the unamortized cost of the film license agreement that was attributed to those films is recorded in technical and operating expense.  Impairment charges of $297 were recorded in 2004; no such charges were recorded in 2006 and 2005.

Long-Lived and Indefinite-Lived Assets

Property and equipment are recorded at cost.  Equipment under capital leases is recorded at the present value of the total minimum lease payments.  Depreciation on equipment is calculated on the straight-line basis over the estimated useful lives of the assets or, with respect to equipment under capital leases and leasehold improvements, amortized over the shorter of the lease term or the assets’ useful lives and reported in depreciation and amortization in the consolidated statements of income.

Intangible assets established in connection with purchase accounting transactions consist of affiliation agreements, advertiser relationships, other intangibles and excess costs over fair value of net assets acquired (“goodwill”).  These intangible assets are amortized on a straight-line basis over their respective estimated useful lives, except goodwill which has an indefinite useful life and is not amortized.

The Company reviews its long-lived assets (property and equipment, and intangible assets subject to amortization that arose from purchase accounting transactions) for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable.  If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value.

The Company evaluates the recoverability of its goodwill annually or more frequently whenever events or circumstances indicate that the asset may be impaired.  Goodwill impairment is determined using a two-step process.  The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill.  If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any.  The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill.  If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.  The implied fair value of goodwill is determined in the same manner as the amount of goodwill which would be recognized in purchase accounting transactions.

Feature Film Obligations

Amounts payable subsequent to December 31, 2006 related to the license of feature film inventory are as follows:

Years Ending December 31,

2007	$98,992
2008	79,743
2009	65,988
2010	48,320
2011	29,195
Thereafter	82,030

In July 2003, AMC LLC, WE LLC, IFC LLC and Rainbow Media Holdings LLC (“Rainbow Media Holdings”), the Company’s indirect parent, as licensees, entered into an agreement with a film studio for feature film telecast rights.  Each licensee recorded its allocated share of the film inventory asset and all of the payment obligations for which they are jointly and severally liable.  Such payments initially amounted to $84,000 in total of which $60,000 remained unpaid at December 31, 2006 and is included in the amounts above.  Film assets of approximately $17,000 were allocated outside of the Company during 2003.  Payments of feature film obligations by affiliates for film assets allocated outside of the Company amounted to $1,817, $1,212, and $707 during 2006, 2005, and 2004 respectively.  The allocation of these film assets was treated as a deemed capital distribution in 2003 and the payments made by affiliates for the years ended December 31, 2006, 2005, and 2004, were treated as deemed capital contributions in the consolidated statements of member’s deficiency.

Deferred Carriage Fees

Deferred carriage fees represent amounts principally paid or payable to cable system and/or direct broadcast satellite operators to guarantee carriage of certain programming services and are amortized as a reduction to revenue over the period of the related guarantee (2 to 13 years).

Deferred Financing Costs

Costs incurred to obtain debt are deferred and amortized to interest expense using the straight-line method over the life of the related debt.

Income Taxes

Income taxes are provided based upon the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes (“Statement No. 109”), which requires the asset and liability method of accounting for deferred income taxes and permits the recognition of deferred tax assets, subject to an ongoing assessment of realizability.  The Company provides deferred taxes for the outside basis difference of its investment in partnerships.

The Company was included in the consolidated federal income tax return of Cablevision for the years presented herein.  The income tax expense presented in the consolidated statements of income is based upon the taxable income of the Company on a separate return basis.  Since there is no tax sharing agreement in place between the Company and Cablevision, allocable current income tax liabilities calculated on a separate company basis that the Company did not pay directly have been reflected as deemed capital contributions to the Company from its parent.  Such contributions amounted to $39,810, $30,925, and $57,454 for the years ended December 31, 2006, 2005, and 2004, respectively.

Comprehensive Income

Comprehensive income for the years ended December 31, 2006, 2005 and 2004 equals net income for the respective periods.

Reclassifications

Certain reclassifications have been made to the accompanying consolidated financial statements to conform to the current year presentation.

Cash Flows

For purposes of the consolidated statements of cash flows, the Company considers short-term investments with a maturity at date of purchase of three months or less to be cash equivalents.

During 2006, 2005 and 2004, the Company’s non-cash investing and financing activities and other supplemental data were as follows:

	Years Ended December 31,
	2006	2005	2004
Non-Cash Investing and Financing Activities:
Push down of intangible asset basis (see note 3)	$27,625	$2,594	$—
Deemed contributions from (distributions to) affiliates, net	1,817	1,212	(589)
Deemed distributions to affiliates due to forgiveness of net amounts due to the Company	—	(155,567)	—
Deemed contributions (net) from affiliate related to income taxes	39,810	30,925	57,454
Issuance of redeemable preferred membership interests (see note 4)	—	—	350,000

Recontribution and conversion of redeemable preferred membership interests (see note 4)	—	350,000	—
Capital lease obligations	11,751	180	—

Supplemental Data:
Cash interest paid	117,589	118,975	8,640
Income taxes paid, net	1,976	1,570	1,779

During 2005, $2,594 of excess purchase price over the fair value of net assets acquired was pushed down to the Company from Rainbow Media Holdings. This pushdown of basis was recorded as a deemed capital contribution.

During 2005, $155,567 of amounts due from Rainbow Media Holdings were converted to equity and recorded as a deemed capital distribution.

During 2004, the Company recorded a non-cash equity distribution of approximately $1,400 to Rainbow Media Holdings to reflect the resolution of certain film rights agreements associated with Rainbow Media Holdings’ sale of an affiliate in 2002.

Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“Statement No. 133”).  Statement No. 133 requires that an entity recognize all derivatives, as defined, as either assets or liabilities measured at their fair values.  The Company’s embedded derivative financial instruments are clearly and closely related to the host contracts, therefore, such derivative financial instruments are not accounted for on a stand-alone basis.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Recently Adopted Accounting Standards

Defined Benefit Pension and Other Postretirement Plans

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“Statement No. 158”).  Statement No. 158 requires companies to recognize in their statement of financial position an asset for a postretirement plan’s overfunded status or a liability for a plan’s underfunded status and to measure a plan’s assets and its obligations that determine its funded status as of the end of the company’s fiscal year.  Additionally, Statement No. 158 requires companies to recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur and to report those changes in comprehensive income (loss).  The provisions of Statement No. 158 have two separate effective dates.  The provision of Statement No. 158 that requires a company (with a calendar year-end) to recognize the funded status of its pension plan, and the disclosure requirements, was effective as of December 31, 2006, and the provision of Statement No. 158 that requires a company (with a calendar year-end) to measure plan assets and benefit obligations as of the date of its fiscal year-end balance sheet is effective as of December 31, 2008.  Cablevision adopted Statement No. 158 effective December 31, 2006.  Although the Company receives an applicable allocation of costs related to Cablevision’s defined benefit plans, the adoption by Cablevision had no impact to the Company’s consolidated financial statements, as payments under these plans are direct obligations of Cablevision.

Share-Based Payments

Cablevision adopted SFAS No. 123R, Share-Based Payment (“Statement No. 123R”), on January 1, 2006 using the modified prospective method.   The modified prospective method requires that share-based compensation expense be recorded for all new or modified share-based awards granted after January 1, 2006, as well as for the unvested portion of restricted share awards and stock option awards outstanding at December 31, 2005 over the remaining service periods related to such awards, after adjustment for estimated forfeitures, and the consolidated financial statements for the prior periods are not restated to reflect, and do not include, the impact of Statement No. 123R.  Cablevision will continue using the Black-Scholes valuation model in determining the fair value of share-based payments.  In accordance with the pro forma disclosure requirements of Statement No. 123, Cablevision recognized the majority of the share-based compensation costs using the accelerated attribution method.  Effective January 1, 2006, Cablevision recognized the cost for previously granted share-based awards under the accelerated attribution method and recognized the compensation expense for new share-based awards on a straight-line basis over the requisite service period.  In connection with Cablevision’s adoption of Statement No. 123R, the Company recorded an allocated charge of $121 as a cumulative effect of a change in accounting principle, net of taxes of $72, in the Company’s consolidated statement of income for 2006. Share-based compensation expense allocated to the Company by Cablevision (excluding the impact of the cumulative effect of a change in accounting principle, net of taxes discussed above) amounted to $10,749, $1,212, and $2,447 in 2006, 2005, and 2004, respectively, and has been recorded as a component of selling, general and administrative expense and as a deemed capital contribution.

Accounting Changes and Error Corrections

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections - a replacement of Accounting Principles Board (“APB”) Opinion No. 20 and FASB Statement No. 3 (“Statement No. 154”).  It applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle.  Statement No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable.  APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle.  Statement No. 154 requires that a change in method of calculating depreciation, amortization, or depletion for long-lived non-financial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle.  APB Opinion No. 20 previously required that such a change be reported as a change in accounting principle.  Statement No. 154 was effective for accounting changes and corrections of errors made by the Company beginning January 1, 2006.

Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB No. 108”).  SAB No. 108 is effective for the Company’s year ended December 31, 2006.  SAB No. 108 requires the use of two alternative approaches in quantitatively evaluating materiality of misstatements (the “dual method”). If the misstatement as quantified under either approach is material to the current year financial statements, the misstatement must be corrected. If the effect of correcting the prior year misstatements, if any, in the current year income statement is material, the prior year financial statements should be corrected. However, in the year of adoption, the misstatements may be corrected by adjusting opening member’s deficiency rather than being included in the current year income statement if there is a material misstatement under the dual method but not under the Company’s previous evaluation method.  In connection with the adoption of SAB No. 108 by Cablevision, the Company evaluated whether the adoption of SAB No. 108 would impact the Company’s financial statements.  Since the Company had no material misstatements under the dual method, the adoption did not impact its consolidated financial statements.  However, the adoption of SAB No. 108 by Cablevision resulted in the push down of additional goodwill to the Company in the amount of $27,625 (see note 3).

NOTE 2.                PROPERTY AND EQUIPMENT

Property and equipment (including equipment under capital leases) consist of the following assets, which are depreciated or amortized on a straight-line basis over the estimated useful lives shown below:

	December 31,		Estimated
	2006	2005	useful lives

Program, service and test equipment	$12,695	$14,926	2 to 10 years
Satellite equipment	21,211	10,117	10 to 13 years
Furniture and fixtures	4,334	5,317	3 to 8 years
Microwave equipment	10,780	6,290	5 to 7 years
Leasehold improvements	1,029	983	Term of lease
	50,049	37,633
Less accumulated depreciation and amortization	30,159	28,377
	$19,890	$9,256

Depreciation expense on property and equipment (including capital leases) amounted to $5,780, $5,298 and $7,487, respectively, for the years ended December 31, 2006, 2005 and 2004.

At December 31, 2006 and 2005, the gross amount of equipment and related accumulated amortization recorded under capital leases were as follows:

	December 31,
	2006	2005

Satellite equipment	$21,211	$10,117
Less accumulated amortization	(10,806)	(9,063)
	$10,405	$1,054

NOTE 3.                INTANGIBLE ASSETS

The following table summarizes information relating to the Company’s acquired intangible assets at December 31, 2006 and December 31, 2005:

	December 31,
	2006	2005	Estimated Useful Lives

Gross carrying amount of amortizable intangible assets
Affiliation agreements	$597,156	$597,156	10 years
Advertiser relationships	90,738	90,738	7 to 10 years
Other intangibles	8,713	8,713	10 years
	696,607	696,607

Accumulated amortization
Affiliation agreements	319,676	274,602
Advertiser relationships	36,520	26,670
Other intangibles	8,517	7,725
	364,713	308,997

Indefinite-lived intangible assets
Excess costs over the fair value of net assets acquired	52,586	24,961

Total intangible assets, net	$384,480	$412,571

Aggregate amortization expense
Years ended December 31, 2006 and 2005	$55,716	$55,718

Estimated amortization expense
Year ending December 31, 2007	54,396
Year ending December 31, 2008	53,796
Year ending December 31, 2009	52,487
Year ending December 31, 2010	51,531
Year ending December 31, 2011	51,531

The changes in the carrying amount of excess costs over the fair value of net assets acquired for the year ended December 31, 2006 are as follows:

	AMC Networks	IFC	Total Company
Balance as of December 31,2005	$12,972	$11,989	$24,961
Adjustments resulting from Cablevision’s adoption of SAB No. 108	25,932	1,693	27,625
Balance as of December 31, 2006	$38,904	$13,682	$52,586

During 2006, $27,625 of excess costs over the fair value of net assets acquired was pushed down to the Company from Rainbow Media Holdings as a result of the adoption of SAB No. 108 by Cablevision. This pushdown of basis was recorded as a deemed capital contribution amounting to $18,095 in addition to the recognition of an additional deferred income tax liability of $9,530.

NOTE 4.                                             DEBT

On July 5, 2006, the Company entered into a replacement bank facility providing for an $800,000 senior secured credit facility (the “Credit Agreement”), which consists of a $500,000 term A loan facility and a $300,000 revolving credit facility which was used primarily to refinance its then existing credit facility.  The term A loan facility matures June 30, 2013 and the revolving credit facility matures June 30, 2012.  The Credit Agreement allows the Company to utilize up to $50,000 of the revolving credit facility for letters of credit and up to $5,000 for a swing loan.  Further, the Credit Agreement provides for an incremental facility of up to $925,000, provided that it be for a minimum amount of $100,000.  If an incremental facility is established, the Company and the lenders will enter into a supplement to the Credit Agreement with terms and conditions that are no more restrictive than those in the Credit Agreement.  There are no commitments from the lenders to fund an incremental facility.

On July 5, 2006, the Company borrowed the entire $500,000 term A loan and $10,000 under the revolving credit facility. The Company used the $510,000 borrowed under the Credit Agreement and $88,048 of additional available cash to repay all of its outstanding borrowings, accrued interest and fees due under its August 2004 $950,000 senior secured credit facility of which $592,500 was outstanding under a term loan at July 5, 2006 (scheduled to mature March 31, 2012) and to pay certain fees and expenses incurred in connection with the Credit Agreement. The Company may use future borrowings under the Credit Agreement to make investments, distributions and other payments permitted under the Credit Agreement and for general corporate purposes. The borrowings under the Credit Agreement may be repaid without penalty at any time.  At December 31, 2006, $500,000 was outstanding under the term A loan and $10,000 was outstanding under the revolving credit facility.  Since the inception of the Credit Agreement, the Company borrowed an additional $28,000 under the revolving credit facility which was repaid as of December 31, 2006.  The Company had $290,000 in undrawn revolver commitments at December 31, 2006.

Borrowings under the Credit Agreement are direct obligations of the Company which are guaranteed jointly and severally by substantially all of its subsidiaries and by Rainbow Programming Holdings, the direct parent of the Company, and are secured by the pledge of the stock of the Company and the stock of substantially all of its subsidiaries and all of the other assets of the Company and substantially all of its subsidiaries (subject to certain limited exceptions). Borrowings under the Credit Agreement bear interest based on either the Base Rate (the greater of the Federal Funds Rate plus 0.5% and the prime rate (as defined in the Credit Agreement)) or the Eurodollar Rate (as defined in the Credit Agreement). The interest rate under the Credit Agreement varies, depending on the Company’s cash flow ratio (as defined in the Credit Agreement), from 1.0% to 1.5% over the Eurodollar Rate for Eurodollar-based borrowings and from zero to 0.5% over the Base Rate for Base Rate borrowings. On December 31, 2006, the interest rate on the term A loan facility and the revolving credit facility was 6.62% and 6.60%, respectively.  The $500,000 term A loan is to be repaid in quarterly installments of 1.25% of the original outstanding balance ($6,250) from March 31, 2008 until December 31, 2010, 2.5% of the original outstanding balance ($12,500) from March 31, 2011 until December 31, 2012, and 32.5% of the original outstanding balance ($162,500) on March 31, 2013 and June 30, 2013, the term A loan maturity date.  Any amounts outstanding under the revolving credit facility are due at maturity on June 30, 2012.

The financial covenants consist of (i) a minimum ratio of operating cash flow to total interest expense for each quarter (all as defined in the Credit Agreement) of 1.75 to 1, (ii) a maximum cash flow ratio of total indebtedness to annualized operating cash flow (as defined in the Credit Agreement) of 6.75 to 1 through June 30, 2008, decreasing thereafter to 6.25 to 1, and (iii) a maximum senior secured leverage ratio of senior secured debt to annualized operating cash flow (as defined in the Credit Agreement) of 5.50 to 1.  Additional covenants include restrictions on indebtedness, guarantees, liens, investments, dividends and distributions and transactions with affiliates.

The Company is obligated to pay fees of 0.375% per annum on any undrawn revolver commitment.

In connection with the Credit Agreement, the Company incurred deferred financing costs of $5,535 which are being amortized to interest expense over the term of the Credit Agreement.  The Company recorded $6,084 as a write-off of deferred financing costs associated with the repayment of the August 2004 credit facility in July 2006.

The Company’s notes outstanding consist of $300,000 face amount of 8 3/4% senior notes due September 1, 2012, and $500,000 face amount of 10 3/8% senior subordinated notes due

September 1, 2014.  These senior notes and the senior subordinated notes were discounted $2,163 and $3,915, respectively, upon original issuance in 2004.  Net proceeds from these notes totaled approximately $775,900, net of financing costs.  These notes are guaranteed by substantially all of the Company’s subsidiaries.  Principal covenants include a limitation on the incurrence of additional indebtedness based upon a maximum ratio of total indebtedness to cash flow (as defined in the indentures) of 7.0 times, decreasing to 6.0 times after January 1, 2009, limitations on dividends and distributions, and limitations on investments and the ability to incur liens (according to the terms of the senior note indenture).

The Company may redeem the senior notes, in whole or in part, at a redemption price equal to 104.375% of face value at any time on or after September 1, 2008, 102.188% of face value on or after September 1, 2009, and 100% on or after September 1, 2010.  The senior subordinated notes are redeemable, in whole or in part, at a redemption price equal to 105.188% of face value on or after September 1, 2009, 103.458% on or after September 1, 2010, 101.729% on or after September 1, 2011, and 100% on or after September 1, 2012.  Each series of notes is  redeemable at the redemption price plus accrued and unpaid interest through the redemption date.

In addition, the Company may redeem up to 35% of each of the senior notes and the senior subordinated notes before September 1, 2007 at a redemption price of 108.75% and 110.375% of the principal amounts, respectively, using the net cash proceeds from specified equity offerings (as defined under the terms of the indentures), provided that at least 65% of the aggregate principal amount of the notes remains outstanding immediately subsequent to the redemption.

The indentures under which the senior notes and the senior subordinated notes were issued contain various covenants, which are generally less restrictive than those contained in the Credit Agreement.

The Company is in compliance with all of its financial covenants under its credit agreement as of December 31, 2006.

The Company has no independent assets or operations of its own, the guarantees under the senior notes and the senior subordinated notes are full and unconditional and joint and several, and the net assets of any subsidiaries of the Company other than the subsidiary guarantors are minor.  There are no restrictions on the ability of the Company or any of the subsidiary guarantors to obtain funds from its subsidiaries by dividend or loan.

In August 2004, when the Company entered into the then senior secured credit facility that was refinanced by the Credit Agreement, the Company borrowed $600,000 under a term loan, which with the proceeds from the senior and senior subordinated notes provided $1,366,150 of funds that were distributed to Rainbow Programming Holdings and recorded as a capital contribution in 2004.

In August 2004, AMC LLC issued 3.5 million shares of redeemable preferred membership interests with an aggregate liquidation preference of $350,000 to Rainbow Media Holdings, which was recorded as a deemed capital distribution.  In March 2005, the redeemable preferred membership interests were recontributed to a wholly-owned subsidiary of the Company and converted back to common membership interests in AMC LLC.  The impact of the contribution was to reduce debt by $350,000 and decrease member’s deficiency by the same amount in 2005.

Summary of Five-Year Debt Maturities

Total amounts payable by the Company under its various debt obligations (excluding capital leases) outstanding as of December 31, 2006, during the five years subsequent to December 31, 2006 are as follows:

Years Ending December 31,

2007	$—
2008	25,000
2009	25,000
2010	25,000
2011	50,000

NOTE 5.                LEASES

Cablevision, and companies owned or managed by Cablevision, lease certain office and transmission facilities under long-term lease agreements with non-affiliates.  The leases generally provide for fixed annual rentals plus certain real estate taxes and other costs.  The Company pays its share of monthly lease payments for the portion of the premises occupied by its employees.  Rent expense incurred by the Company which was allocated by Cablevision or a company owned or managed by Cablevision for such leases was $1,484, $1,298 and $1,871, respectively, for the years ended December 31, 2006, 2005 and 2004, respectively.

Certain subsidiaries of the Company lease office facilities under long-term non-cancelable operating lease agreements with non-affiliates which expire at various dates through 2011.  The leases generally provide for fixed annual rentals plus certain other costs.  Rent expense, which includes rent relating to office and transmission facilities, for the years ended December 31, 2006, 2005 and 2004 amounted to $3,364, $4,759, and $3,966, respectively.

The minimum future annual payments for all operating leases with non-affiliates (with initial or remaining terms in excess of one year) during the next five years from January 1, 2007 through December 31, 2011 and thereafter, at rates now in force are as follows:

2007	$964
2008	392
2009	227
2010	109
2011	65
Thereafter	—

Future minimum capital lease payments as of December 31, 2006 are as follows:

Year ending December 31, 2007	$1,676
Year ending December 31, 2008	1,536
Year ending December 31, 2009	1,536
Year ending December 31, 2010	1,536
Year ending December 31, 2011	1,536
Thereafter	11,648
Total minimum lease payments	19,468
Less amount representing interest (at 9.3%-10%).	7,961
Present value of net minimum future capital lease payments	11,507
Less principal portion of current installments	639
Long-term portion of obligations under capital leases	$10,868

NOTE 6.                AFFILIATE TRANSACTIONS

Allocations

The consolidated financial statements of the Company reflect the application of certain allocation policies of Cablevision and Rainbow Media Holdings, which are summarized below.  Management believes that these allocations have been made on a reasonable basis.  However, it is not practicable to determine whether the allocated amounts represent amounts that might have been incurred on a stand-alone basis, as there are no company-specific or comparable industry benchmarks with which to make such estimates.  Explanations of the composition and the amounts of the more significant allocations are described below.

Corporate General and Administrative Costs

General and administrative costs, including costs of maintaining corporate headquarters, facilities and common support functions (such as human resources, legal, finance, tax, accounting, audit, treasury, strategic planning, information technology, creative and production services, etc.) have been allocated to the Company by Cablevision and Rainbow Media Holdings.  Certain allocations are generally based on relative revenues or expenses of the Company in relation to those of consolidated Rainbow Media Holdings.  The remaining overhead, principally salaries of corporate executives, is primarily allocated based on management’s estimate of the level of effort expended on each business unit based on historical trends.  Such costs allocated to the Company amounted to $37,277, $30,229 and $28,332 for the years ended December 31, 2006, 2005 and 2004, respectively, and have been included in selling, general and administrative expenses.

Health and Welfare Plans

Employees of the Company participate in health and welfare plans sponsored by Cablevision.  Health and welfare benefit costs have generally been allocated by Cablevision based upon the proportionate number of participants in the plans.  Such costs amounted to $1,542, $1,508, and $1,660 for the years ended December 31, 2006, 2005 and 2004, respectively, and have been included in selling, general and administrative expenses.

Related Party Transactions

As described below, the Company provides services to and receives services from affiliates of Cablevision and Rainbow Media Holdings.  As many of these transactions are conducted between subsidiaries under common control of Cablevision, amounts charged for these services may not represent amounts that might have been received or incurred if the transactions were based upon arm’s length negotiations.

The Company distributes programming services to the pay television industry under contracts referred to as affiliation agreements.  Revenues earned under affiliation agreements with companies owned by or affiliated with Cablevision for the years ended December 31, 2006, 2005 and 2004 were $14,214, $11,648, and $10,373, respectively.

Rainbow Media Holdings pays the Company for advertising revenue earned in connection with an agreement between Rainbow Media Holdings and a third party entered into during 2000.  Such revenues were $170 for the year ended December 31, 2004.  There were no revenues related to this arrangement for the years ended December 31, 2006 and 2005.  In addition, the Company recorded advertising revenues of $20, $153, and $121 for the years ended December 31, 2006, 2005, and 2004, respectively, from subsidiaries of Rainbow Media Holdings.  The Company incurred $728, $369, and $661 for the years ended December 31, 2006, 2005, and 2004, respectively, for advertising expenses charged by subsidiaries of Rainbow Media Holdings and Cablevision.

The Company provided affiliate sales support functions which primarily included salaries, facilities, and general and administrative costs, to affiliates of Rainbow Media Holdings during 2004.  These costs were recorded as a reduction of selling, general, and administrative costs and amounted to $4,914 for the year ended December 31, 2004.  During 2006 and 2005, these support functions were consolidated at Rainbow Media Holdings and a portion of the costs were charged to the Company.  These costs were recorded in selling, general and administrative expenses and amounted to $8,455 and $7,472 for the years ended December 31, 2006 and 2005, respectively.

During 2006 and 2005, Rainbow Media Holdings provided various public relations, acquisitions, digital media and administrative support functions which primarily included salaries, facilities, and general and administrative costs, to the Company.  These costs were recorded in selling, general and administrative expenses and amounted to $8,527 and $8,048 for the years ended December 31, 2006 and 2005, respectively.  Prior to 2005, these costs were borne directly by the Company.

The Company has the right to exhibit and promote films under contracts between the Company and subsidiaries of Rainbow Media Holdings in addition to subsidiaries of Rainbow Media Holdings having the right to exhibit and promote films under contracts between the Company and third parties.  Net amounts (credited) charged to technical and operating expense of the Company under these arrangements amounted to $(2,974), $2,123, and $2,564 for the years ended December 31, 2006, 2005, and 2004, respectively.

Cablevision and the Company may enter into agreements with third parties in which the amounts paid/received by Cablevision or the Company may differ from the amounts that would have been

paid/received if such arrangements were negotiated separately.   Where Cablevision has incurred a cost incremental to fair value and the Company has received a benefit incremental to fair value from these negotiations in the form of increased affiliation fee revenues, Cablevision charges the Company for the incremental amount.  In one such agreement executed in 2005, Cablevision charged the Company approximately $4,900, which was recorded as deferred carriage fees by the Company and is amortized as a reduction to revenue over the remaining license period of the affiliation agreement.  Amortization of this charge amounted to $371 and $92 for the years ended December 31, 2006 and 2005, respectively.

Rainbow Network Communications (“RNC”), a subsidiary of Rainbow Media Holdings, provides certain transmission and production services to the Company.  The Company was charged $8,550, $7,731, and $9,069 in 2006, 2005 and 2004, respectively, for these services.  The decrease from 2004 to 2005 resulted from amounts charged by a third party directly to the Company as opposed to such cost being allocated from RNC.  The Company has entered into agreements that allow RNC to continue providing these services through 2021.  Future cash payments required under these agreements amount to $7,746 in 2007, $8,091 in 2008, $8,455 in 2009, $8,836 in 2010, $9,235 in 2011, and $105,377 thereafter.

Under contractual agreements, CSC Holdings, Inc., a wholly owned subsidiary of Cablevision, provides certain management services to the Company.  These agreements provide for payment, in addition to expense reimbursement, of an aggregate fee of 3.5% of AMC LLC and WE LLC’s gross revenues, as defined in the management agreement.  The agreements are automatically renewable every five years at the option of Cablevision.  Pursuant to the terms of these agreements, the Company was charged management fees of $17,795, $16,574, and $15,485, in 2006, 2005, and 2004, respectively.

Cablevision allocates to the Company its proportionate share of expenses or benefits related to Cablevision’s employee stock plans and Cablevision’s long-term incentive plans.  For the years ended December 31, 2006, 2005 and 2004, the Company recorded a net expense of $10,749, $1,212, and $2,447, respectively, for its proportionate share of the Cablevision stock plan expense and recorded an expense of $8,230, $5,282, and $1,527, for the years ended December 31, 2006, 2005 and 2004, respectively, related to Cablevision’s long-term incentive plan.  Such amounts are included in selling, general and administrative expenses in the accompanying consolidated statements of income.  Liabilities related to the stock appreciation rights (“SARs”) granted under the Cablevision employee stock plans are funded by Rainbow Media Holdings and are reflected as capital contributions from Rainbow Media Holdings in the consolidated financial statements of the Company.  The long-term incentive plans are funded by the Company and aggregate liabilities of $20,654 and $12,599, related to these plans are included in accrued employee related costs and other long-term liabilities in the Company’s consolidated balance sheets at December 31, 2006 and 2005, respectively.  These liabilities include certain performance based awards for which the performance criteria had not been met as of December 31, 2006 as such awards are based on achievement of certain performance criteria through December 31, 2008.  The Company currently believes that it is probable that the performance criteria established for these performance based awards will be met.  If the Company subsequently determines that the performance criteria for such awards is not probable of being achieved, the Company would reverse the accrual in respect of such award at that time.

NOTE 7.                BENEFIT PLANS

Cablevision sponsors a non-contributory, qualified defined benefit cash balance pension plan, a non-contributory non-qualified defined benefit excess cash balance plan, a qualified defined contribution 401(k) savings plan and a non-qualified excess savings plan in which certain employees of the Company participate.  In connection with the cash balance plan and excess cash balance plan, the Company is charged by Cablevision for credits made into an account established for each participant.  Such credits are based upon a percentage of eligible base pay and a market-based rate of return.  The Company also makes matching contributions for a portion of employee voluntary contributions to the 401(k) savings and excess savings plan.  Total expense related to these plans was $952, $887, and $851 for the years ended December 31, 2006, 2005, and 2004, respectively.  The Company does not provide postretirement benefits for any of its employees.

NOTE 8.                INCOME TAXES

The Company is a single-member limited liability company, wholly-owned indirectly by Rainbow Media Enterprises, Inc. (“RME”) (a subsidiary of Rainbow Media Holdings), a taxable corporation.  RME is a wholly-owned indirect subsidiary of Cablevision.  As such, the Company is treated as a division of RME and is included in the consolidated income tax return of Cablevision for federal income tax purposes.  Accordingly, based upon the provisions of Statement No. 109, the income tax provision is determined on a stand-alone basis as if the Company filed separate consolidated income tax returns for the periods presented herein.

Income tax expense of the Company consists of the following components:

	Years Ended December 31,
	2006	2005	2004
Current expense:
Federal	$35,495	$25,462	$45,772
State	5,790	5,964	8,082
	41,285	31,426	53,854

Deferred expense (benefit):
Federal	(12,046)	76	(9,363)
State	(2,605)	(8,119)	4,171
	(14,651)	(8,043)	(5,192)

Income tax expense	$26,634	$23,383	$48,662

The income tax expense of the Company differs from the amount derived by applying the statutory federal rate to pretax income due principally to the effect of the following items:

	Years Ended December 31,
	2006	2005	2004

Federal tax expense at statutory rate	$24,417	$23,850	$40,461
State income taxes, net of federal benefit	2,761	3,593	4,399
Change in the state rate used to determine deferred taxes, net of federal benefit	(691)	1,886	3,565
Effect of New York State tax law change on deferred taxes	—	(6,014)	—
Nondeductible expenses	148	56	233
Other	(1)	12	4
Income tax expense	$26,634	$23,383	$48,662

The tax effects of temporary differences that give rise to significant portions of deferred tax assets or liabilities at December 31, 2006 and 2005 are as follows:

	December 31,
	2006	2005
Deferred Asset (Liability)
Current
Compensation and benefit plans	$5,815	$1,676
Allowance for doubtful accounts	32	62
Other liabilities	150	—
Deferred tax asset, current	5,997	1,738

Non-current
Compensation and benefit plans	3,899	—
Fixed assets and intangibles	25,199	25,645
Partnership investment	(133,682)	(131,162)
Net deferred tax liability, non-current	(104,584)	(105,517)

Total net deferred tax liability	$(98,587)	$(103,779)

AMC LLC is treated as a partnership for income tax purposes.  Accordingly, the Company records deferred income taxes for the outside basis difference with regard to its investment in AMC LLC.

Deferred tax assets have resulted from the Company’s future deductible temporary differences. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized.  The Company’s ability to realize its deferred tax assets depends upon the generation of sufficient future taxable income to allow for the utilization of its deductible temporary differences.  If such estimates and related assumptions change in the future, the Company may be required to record a valuation allowance against its deferred tax assets resulting in additional income tax expense in the Company’s consolidated statement of income.  Management evaluates the realizability of the deferred tax assets and the need for valuation allowances quarterly.  As of December 31, 2006, based on current facts and circumstances, management believes that it is more likely than not that the Company will fully realize the benefit associated with its gross deferred tax assets.

NOTE 9.                OFF BALANCE SHEET COMMITMENTS

Off balance sheet commitments (excluding previously disclosed operating lease commitments) not reflected on the Company’s consolidated balance sheet as of December 31, 2006 increased approximately $12,000 to approximately $249,000 as compared to approximately $237,000 outstanding at December 31, 2005.  The increase in 2006 resulted primarily from the addition of future film/production obligations of approximately $21,000, partially offset by the decrease of future marketing commitments of $2,000 and transmission service commitments of approximately $7,000.

Off balance sheet commitments (excluding previously disclosed operating lease commitments) as of December 31, 2006 and for the ensuing calendar years are $55,035 in 2007, $20,683 in 2008, $21,678 in 2009, $18,507 in 2010, $13,842 in 2011, and $118,900 thereafter.   Off balance sheet commitments consist primarily of commitments for future film/production obligations (approximately $95,000), commitments for future marketing obligations (approximately $6,000), and commitments for technical and support transmission services with RNC (approximately $148,000).

NOTE 10.                                      DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash and Cash Equivalents, Accounts Receivable, Trade, Accounts Receivable-Affiliates, Prepaid Expenses and Other Current Assets, Accounts Payable, Accrued Liabilities and Accounts Payable to Affiliates

The carrying amount approximates fair value due to the short-term maturity of these instruments.

Bank Debt, Senior Notes, and Senior Subordinated Notes

The fair value of each of the Company’s debt instruments are based on quoted market prices for the same or similar issues or on the current rates offered to the Company for instruments of the same remaining maturities.

The fair value of the Company’s debt instruments are summarized as follows:

	December 31, 2006
	Carrying Amount	Estimated Fair Value
Debt instruments:
Bank debt	$510,000	$510,000
Senior notes	298,476	313,400
Senior subordinated notes	497,011	551,682
	$1,305,487	$1,375,082

	December 31, 2005
	Carrying Amount	Estimated Fair Value
Debt instruments:
Bank debt	$595,500	$595,500
Senior notes	298,207	316,845
Senior subordinated notes	496,621	553,732
	$1,390,328	$1,466,077

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

NOTE 11.              LEGAL MATTERS

The Company is subject to various claims in the ordinary course of business.  Although the outcome of these matters cannot be predicted with certainty and the impact of the final resolution of these matters on the Company’s results of operations in a particular subsequent reporting period is not known, management does not believe that the resolution of these matters will have a material adverse effect on the financial position of the Company or the ability of the Company to meet its financial obligations as they become due.

Broadcast Music, Inc. Matter

Broadcast Music, Inc. (“BMI”), an organization that licenses the performance of musical compositions of respective members, has alleged that certain of the Company’s subsidiaries require a license to exhibit musical compositions in their respective catalogs. BMI agreed to interim fees based on revenues covering certain periods for certain subsidiaries. These matters were submitted to a Federal Rate Court.  The interim fees paid to BMI remain subject to retroactive adjustment until such time as either a final decision is made by the Court or an agreement is reached by the parties.

Accounting Related Investigations

The improper expense recognition matter previously reported by Cablevision has been the subject of investigations by the SEC and the U.S. Attorney’s Office for the Eastern District of New York.  The SEC is continuing to investigate the improper expense recognition matter and Cablevision’s timing of recognition of launch support, marketing and other payments under affiliation agreements.

Stock Option Related Matters

Cablevision and CSC Holdings announced on August 8, 2006 that, based on a voluntary review of past practices in connection with grants of stock options and SARs, they had determined that the grant date and exercise price assigned to a number of their stock option and SAR grants during the 1997-2002 period did not correspond to the actual grant date and the fair market value of Cablevision’s common stock on the actual grant date.  The review was conducted with a law firm that was not previously involved with the Cablevision stock option plans.  Cablevision and CSC Holdings have advised the SEC and the U.S. Attorney’s Office for the Eastern District of

New York of these matters and each has commenced an investigation.  Cablevision and CSC Holdings have received a grand jury subpoena from the U.S. Attorney’s Office for the Eastern District of New York seeking documents related to the stock option issues. Cablevision and CSC Holdings have also received a document request from the SEC relating to its informal investigation into these matters.  Cablevision and CSC Holdings continue to fully cooperate with such government investigations.

NOTE 12.              SEGMENT INFORMATION

The Company classifies its business interests into two reportable segments: AMC Networks (which includes AMC and WE tv) and IFC.  These reportable segments are strategic business units that are managed separately.  The Company evaluates segment performance based on several factors, of which the primary financial measure is business segment adjusted operating cash flow (defined as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit and restructuring charges or credits), a non-GAAP measure.  The Company has presented the components that reconcile adjusted operating cash flow to operating income, an accepted GAAP measure, as well as information as to the operations of the Company’s business segments below.

	Years Ended December 31,
	2006	2005	2004
Revenues, net
AMC Networks	$509,819	$473,880	$444,512
IFC	91,879	83,688	78,768
	$601,698	$557,568	$523,280

Reconciliation (by Segment and in Total) of Adjusted Operating Cash Flow to Operating Income

	Years Ended December 31,
	2006	2005	2004
Adjusted operating cash flow
AMC Networks	$239,331	$220,830	$210,464
IFC	30,165	26,602	20,728
RNS Parent	—	(16)	(112)
	$269,496	$247,416	$231,080

	Years Ended December 31,
	2006	2005	2004
Depreciation and amortization
AMC Networks	$(56,302)	$(55,645)	$(65,933)
IFC	(5,194)	(5,371)	(5,770)
	$(61,496)	$(61,016)	$(71,703)

	Years Ended December 31,
	2006	2005	2004
Share-based compensation (expense) benefit
AMC Networks	$(8,607)	$(1,705)	$(2,150)
IFC	(2,142)	493	(297)
	$(10,749)	$(1,212)	$(2,447)

	Years Ended December 31,
	2006	2005	2004
Operating income (loss)
AMC Networks	$174,422	$163,480	$142,381
IFC	22,829	21,724	14,661
RNS Parent	—	(16)	(112)
	$197,251	$185,188	$156,930

A reconciliation of reportable segment amounts to the Company’s consolidated balances is as follows:

	Years Ended December 31,
	2006	2005	2004
Income before income taxes
Total operating income for reportable segments	$197,251	$185,188	$156,930
Items excluded from operating income:
Interest expense	(125,195)	(121,166)	(41,639)
Interest income	3,840	3,875	336
Write-off of deferred financing costs	(6,084)	—	—
Miscellaneous, net	(48)	246	(24)
Income before income taxes	$69,764	$68,143	$115,603

	December 31,
	2006	2005
Assets
AMC Networks	$1,462,607	$1,262,662
IFC	233,892	215,527
RNS Parent	27,265	214,234
Deferred tax asset	5,997	1,738
Intersegment eliminations	(530,937)	(342,729)
	$1,198,824	$1,351,432

	Years Ended December 31,
	2006	2005	2004
Capital Expenditures
AMC Networks	$4,571	$766	$763
IFC	648	435	240
RNS Parent	—	—	—
	$5,219	$1,201	$1,003

Substantially all revenues and assets of the Company’s reportable segments are attributed to or located in the United States.

Concentrations and Credit Risk

Financial instruments that may potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents and trade receivables. Cash is invested in bank time deposits offered by financial institutions that have received the highest rating awarded by Standard & Poor’s and Moody’s Investors Service.  The Company had three customers that in the aggregate accounted for approximately 32% and 35% of the Company’s consolidated net trade receivable balances at December 31, 2006 and 2005, respectively, which exposes the Company to a concentration of credit risk.  These customers, in the aggregate, accounted for approximately 39%, 40% and 41% of the Company’s net revenues in 2006, 2005 and 2004, respectively.  Each of these customers accounted for approximately 13% of the Company’s net revenues in 2006, 14%, 13% and 13% of the Company’s net revenues in 2005, and 15%, 14% and 12% of the Company’s net revenues in 2004.  The AMC Networks and IFC segments reported such revenues.

NOTE 13.              INTERIM FINANCIAL INFORMATION (Unaudited)

The following is a summary of selected quarterly financial data of the Company for the years ended December 31, 2006 and 2005:

2006:	March 31,	June 30,	September 30,	December 31,	Total
	2006	2006	2006	2006	2006

Revenues, net	$145,642	$151,613	$144,483	$159,960	$601,698
Operating expenses	104,618	112,394	92,832	94,603	404,447
Operating income	$41,024	$39,219	$51,651	$65,357	$197,251
Income before cumulative effect of a change in accounting principle	6,318	4,623	9,417	22,772	43,130
Cumulative effect of a change in accounting principle, net of taxes	(121)	—	—	—	(121)
Net income	$6,197	$4,623	$9,417	$22,772	$43,009

2005:	March 31,	June 30,	September 30,	December 31,	Total
	2005	2005	2005	2005	2005

Revenues, net	$135,053	$135,511	$144,295	$142,709	$557,568
Operating expenses	87,432	102,974	92,165	89,809	372,380
Operating income	$47,621	$32,537	$52,130	$52,900	$185,188

Net income	$11,792	$7,750	$13,475	$11,743	$44,760

Advertising revenue is recognized in accordance with the broadcast year which ends on the last Sunday on or prior to the last day of each quarter.  Each quarter in the two years ended December 31, 2006 included 13 weeks, except the quarter ended December 31, 2006 included 14 weeks.

NOTE 14.              OTHER MATTERS

On November 14, 2003, AMC LLC filed an action against Time Warner Entertainment, L.P. (“Time Warner”) in New York State Supreme Court for declaratory relief and damages caused by Time Warner’s anticipatory repudiation of its cable television affiliation agreement with AMC LLC. AMC LLC filed that action as a result of Time Warner’s notice purporting to terminate the contract based upon Time Warner’s allegation that AMC LLC had changed its programming. AMC LLC sought a declaratory judgment that it was entitled to full performance of the agreement, and, at its option, was entitled to rescind the agreement and recover damages.  Time Warner filed an answer and counterclaims in December 2003 seeking, among other things, a declaratory judgment as to its right to terminate the affiliation agreement, an injunction requiring AMC LLC to deliver a classic films channel and damages for an alleged breach of contract.  Both parties filed motions for summary judgment.  On July 8, 2005, the trial court granted Time Warner’s summary judgment motion as to liability (reserving the issue of damages for trial) and as to its right to a declaration that it may terminate the affiliation agreement, and the court dismissed AMC LLC’s complaint.  On September 29, 2005, the parties signed a settlement agreement and a stipulation discontinuing the action that was filed with the court on October 5, 2005. As part of the settlement of the Time Warner litigation with AMC LLC, Cablevision simultaneously entered into 11 separate affiliation agreements with Time Warner.  These agreements included amendments and enhancements to existing affiliation agreements for some of Cablevision’s programming services and new affiliation agreements and new distribution for other programming services of Cablevision.  The amendments included a long-term extension of Time Warner’s affiliation agreement with AMC LLC with rate and positioning terms that are favorable to AMC LLC.  Because of the long-term benefits to AMC LLC from the extension and enhancement of the AMC LLC agreement, substantially all of the required payments ($51,000 has been paid as of December 31, 2006 and $23,000 is payable to Time Warner in 2007) attributable to AMC LLC were capitalized as deferred carriage fees and are being amortized as a reduction to revenue over the approximately 13 year life of the extended AMC LLC agreement.